Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 16, 2009, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Healthcare Services Group, Inc. on Form 10-K for the year ended December 31, 2008 which are incorporated by reference in this Registration Statement and Prospectus.  We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP

Edison, New Jersey
August 25, 2009